Exhibit 1

Ted Jaroszewicz
c/o Hamilton Sorter Co., Inc.
3158 Production Drive
Fairfield, Ohio 45014

June 18, 2001

Tab Products Co.
2130 Gold Street
P.O. Box 649061
San Jose, California 95164-9061
Attention: Corporate Secretary

Dear Ladies and Gentlemen:

        I am the holder of record of 100 outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), of Tab Products Co., a Delaware corporation (the “Company”).

        Pursuant to Section 220 of the Delaware General Corporation Law, I hereby demand the right, during the usual hours for business, to inspect the following records and documents of the Company and to make copies or extracts therefrom:

  A complete record or list of the Company’s stockholders, certified by its transfer agent(s) and/or registrar(s), showing the name and address of each stockholder and the number of shares registered in the name of each such stockholder (i) as of the most recent date practicable (the “Request Date”), but not earlier than June 20, 2001, and (ii) as of the close of business on any record date that may be set for the determination of stockholders entitled to notice of and to vote at the 2001 Annual Meeting of Stockholders of the Company (the “Annual Meeting”, and any such record date, a “Record Date”);

  A magnetic computer tape list of the Company’s stockholders showing the name and address of each stockholder and number of shares registered in the name of each such stockholder as of the Request Date and as of any Record Date, such computer processing data as is necessary for me to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

  A list of all holders of shares of Common Stock of the Company arranged in descending order by number of shares and indicating the names and addresses of all of the Company’s stockholders;

  All daily transfer sheets showing changes in the lists of the Company’s stockholders referred to in paragraph (a) above which are in or come into the possession of the Company or its transfer agent from the date of such lists to the date of the Annual Meeting;

  All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the actual beneficial owners of the Company’s stock, including (1) a breakdown as of the Request Date and any Record Date and omnibus proxies as of any Record Date of any holders in the name of Cede & Co. and other similar nominees; (2) all “Weekly Security Position Listing Daily Closing Balances” reports issued by DTC (and authorization for Morrow & Co., Inc., the Company’s agent, to receive such reports directly); and (3) all lists (and computer tapes, processing data and printouts as described in (b) above) containing the name, address and number of shares of Company Common Stock attributable to any participant in any employee stock ownership plan, employee stock purchase plan, dividend reinvestment plan or other employee benefit plan of the Company in which the decision whether to vote shares of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Customer or its agents may communicate with each such participant;

  All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names and addresses of, and the number of shares held by, the beneficial owners of the Company’s stock including, but not limited to, any list of non-objecting or consenting beneficial owners (“NOBO’s” or “COBO’s”) in the format of a printout and magnetic computer tape listing in descending order balance (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from ADP Proxy Services);

  A stop list or stop lists relating to any shares of Common Stock as of the dates of the lists referred to in paragraph (a) above;

  A correct and complete copy of the Bylaws of the Company, as amended to date, and any and all changes of any sort to the Bylaws of the Company hereafter made through the date of the Annual Meeting, including, without limitation, any amendment to existing Bylaws, any adoption of new Bylaws or deletions of existing Bylaws; and

  All respondent banks lists and omnibus proxies for such lists pursuant to Rule 14b-2 of the Exchange Act as of any Record Date.

        I further demand that modifications or additions to or deletions from any and all records referred to in paragraphs (a)-(i) above through the date of the Annual Meeting be immediately furnished to me or my agents as such modifications, additions or deletions become available to the Company or its agents or representatives.

        I will forego the demand for inspection if the Company will voluntarily furnish to me or my agents all the information requested above. I agree to bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

        The purpose of this demand is to enable me to communicate with the other stockholders of the Company with respect to matters relating to our mutual interests as stockholders of the Company, including, but not limited to, my proxy solicitation of the Company’s stockholders to elect nominees selected by me to the Company’s Board of Directors at the Annual Meeting.

        I hereby designate and authorize Morrow & Co., Inc. and any employees of such firm or other persons designated by them and Daniel E. Stoller, Richard J. Grossman and Leonard P. Ciriello of Skadden, Arps, Slate, Meagher & Flom LLP and the respective partners and employees of such law firm, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties as soon as possible.

        I confirm that all records and documents furnished to me pursuant to this demand letter will be subject to the terms and conditions of the Confidentiality Agreement between the Company and me entered into in May 2001 in connection with records and documents furnished by the Company to me pursuant to a prior demand letter.

        Please immediately advise either Daniel E. Stoller (212-735-3360), Richard J. Grossman (212-735-2116) or Leonard P. Ciriello (212-735-3703) of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, as to when and where the items demanded above will be available.

Very truly yours, /s/ Ted Jaroszewicz Ted Jaroszewicz

cc: Edward P. Welch, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP
     Wilmington, Delaware

STATE OF OHIO                     )
                                                  ) ss:
COUNTY OF HAMILTON     )

        Ted Jaroszewicz, having been first duly sworn according to law, deposes and says that he is the holder of record of 100 outstanding shares of Common Stock, par value $.01 per share, of Tab Products Co., a Delaware corporation (the “Company”), that he is authorized to execute the foregoing demand for stockholder lists and corporate records and to make the demand designations, authorizations and representations contained therein and that the facts and statements contained in the foregoing demand for stockholder lists and corporate records are true and correct.

/s/ Ted Jaroszewicz Ted Jaroszewicz
Sworn to before me this
18th of June 2001

/s/ Kimberley S. Smith
Notary Public